EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

Superstorm Sandy Impacts Fourth Quarter Results

Bethpage, N.Y., February 28, 2013 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the fourth quarter and full year ended December 31, 2012.

Fourth quarter consolidated net revenues decreased 1.6% to $1.664 billion, consolidated adjusted operating cash flow (“AOCF”)1 decreased 44.2% to $349.6 million and consolidated operating income decreased 91.5% to $29.3 million, all compared to the prior year period.  Footnote 2 on page 4 of this release details certain items affecting the comparability of our results for 2012 and 2011.  Excluding these items, consolidated net revenues would have increased 0.3% while AOCF and operating income would have decreased 18.4% and 48.7%, respectively, all compared to the prior year period.

For full year 2012, consolidated net revenues increased 0.1% to $6.705 billion, consolidated AOCF decreased 17.2% to $1.899 billion and consolidated operating income decreased 38.2% to $759.5 million, all compared to 2011.  Footnote 2 on page 4 of this release details certain items affecting the comparability of our results for 2012 and 2011.  Excluding these items, net revenue would have grown 0.4%, consolidated AOCF would have decreased 11.7% and operating income would have decreased 27.9%, compared to the prior full year period.

Operating highlights for the fourth quarter and full year 2012 include:

•	Fourth quarter cable advertising revenue growth of 17.6%, compared to the prior year period.
•	Improved full year combined Video, High-Speed Data and Voice customer net additions compared to 2011 despite impact of Superstorm Sandy in the fourth quarter.

Cablevision President and CEO James L. Dolan said, "2012 was a year of investment at Cablevision – investment in our network, in our products and services, and in our employees to ensure that we were providing our customers with the very best experience with their television, internet and phone services.  The enormous challenges of Superstorm Sandy had a strong negative impact on our fourth quarter results.  Ever resilient, our employees met those challenges, restored our system and now are focused on continuing to enhance our product portfolio to meet our customers’ evolving needs and expectations."

See notes on page 4.

Telecommunications Services – Cable Television and Lightpath
Telecommunications Services includes Cable Television – Cablevision’s video, high-speed data, and voice residential and commercial services offered over its cable infrastructure -- and its “Lightpath” branded commercial data and voice services.

Telecommunications Services net revenues for the fourth quarter 2012 decreased 1.9% to $1.550 billion, AOCF decreased 40.3% to $401.2 million and operating income decreased 73.2% to $114.3 million, all compared with the prior year period.   Excluding the impact of the items highlighted in footnote 2 on page 4 of this release, revenue would have increased 0.1%, AOCF would have decreased 15.9% and operating income would have decreased 37.1%, compared to the prior year period.

Full year 2012 net revenues rose 0.2% to $6.292 billion, AOCF decreased 15.7% to $2.103 billion, and operating income decreased 30.4% to $1.059 billion, all as compared to the prior year period.  Excluding the impact of the items highlighted in footnote 2 on page 4 of this release, revenue would have increased 0.5% while AOCF would have decreased 10.5% and operating income would have decreased 21.8%, compared to the prior year period.

Cable Television
Cable Television fourth quarter 2012 net revenues decreased 2.2% to $1.473 billion principally due to the impact of Superstorm Sandy as well as fewer video customers than the prior year period, offset by the continued growth of high-speed data and voice customers.  AOCF decreased 42.0% to $368.9 million and operating income decreased 73.6% to $108.6 million, all compared with the prior year period.  Excluding the impact of the items highlighted in footnote 2 on page 4 of this release, revenue would have been flat, AOCF would have decreased 17.1% and operating income would have decreased 37.2%, all compared to the prior year period.  Fourth quarter 2012 AOCF results reflect higher operating expenses, primarily programming and non-executive employee related costs.

The following table illustrates the change in the Cable Television customer base during the fourth quarter of 2012, including the impact of Superstorm Sandy:

Customer Data
(Data in table rounded to nearest thousand)

	Total September 30, 2012	Net Gain/(Loss)(a)(b)	Total December 31, 2012

Customer Relationships(c)	3,640	(39)	3,601

Video	3,247	(50)	3,197
High-Speed Data	3,060	(5)	3,055
Voice	2,444	(10)	2,433

Serviceable Passings	5,630	16	5,646

(a)
Includes the addition of approximately 4 thousand customer relationships, 7 thousand high-speed data customers, 1 thousand voice customers, and 1 thousand serviceable passings from Bresnan in the fourth quarter of 2012.  Video customers remained flat in the quarter.

(b)
Includes a net reduction of approximately 11 thousand customer relationships, 10 thousand video, 9 thousand high-speed data and 7 thousand voice customers that were located in the areas most severely impacted by Superstorm Sandy who we have been unable to contact and those whose billing we have decided to suspend temporarily during restoration of their homes.  In addition, we suspended our normal collection efforts and non-pay disconnect policy during the storm and estimated the number of accounts that we believe would have been disconnected had we not suspended our policy.  Our customer counts as of December 31, 2012 have been reduced accordingly (27 thousand customer relationships, 24 thousand video, 23 thousand high-speed data and 19 thousand voice).

(c)	Represents the number of households/businesses that receive at least one of the Company's services.

See notes on page 4.

Lightpath
For fourth quarter 2012, Lightpath net revenues increased 3.4% to $81.8 million, AOCF decreased 11.6% to $32.3 million and operating income decreased 64.4% to $5.7 million, each as compared to the prior year period.  Fourth quarter results reflect a 13.2% increase in revenue from Ethernet services offset by higher operating expenses.  Excluding certain items referenced in footnote 2 on page 4 of this release, AOCF would have increased 5.6% and operating income would have declined 33.4%, respectively.

Other
Other principally consists of Newsday, Clearview Cinemas, News 12 Networks, MSG Varsity, Cablevision Media Sales Corporation and certain other businesses and unallocated corporate costs.

Fourth quarter 2012 net revenues increased 2.3% to $119.7 million, AOCF deficit increased 12.3% to a deficit of $51.5 million and operating loss increased 5.1% to a loss of $85.0 million all compared with the prior year period.   Excluding the impact of certain items highlighted in footnote 2 on page 4 of this release, revenue would have increased 2.4% while the AOCF deficit and operating loss would have increased 19.0% and 6.7%, respectively.  The increase in AOCF deficit was due primarily to higher costs at Newsday and News 12 Networks offset by lower corporate costs.

Full year 2012 net revenues decreased 2.0% to $435.2 million, AOCF deficit increased 1.2% to a deficit of $203.8 million and operating loss increased 2.5% to a loss of $299.3 million.  Excluding the impact of certain items highlighted in footnote 2 on page 4 of this release, the AOCF deficit and operating loss would have both increased 4.1%.

Other Matters
On February 26, 2013, the Board of Directors of Cablevision declared a quarterly dividend of $0.15 per share on each outstanding share of both its Cablevision NY Group Class A Stock and its Cablevision NY Group Class B Stock.  This quarterly dividend is payable on April 3, 2013 to shareholders of record at the close of business on March 15, 2013.

During 2012, Cablevision repurchased approximately 13.6 million shares of its Class A common stock for approximately $188.6 million.  There were no repurchases during the fourth quarter of 2012.  As of December 31, 2012, the Company had approximately $455 million available under its stock repurchase authorization.

See notes on page 4.

NOTES:

1.	See definition of AOCF and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 5 of this earnings release.
2.
The following charts highlight certain items affecting comparability between 2012 and 2011 results.  This information should be read in conjunction with the reconciliation of AOCF to net income on page 7 of this release:

Revenues, Net	CableTV		Telecom		Other		Total Co.
	Q4	FY	Q4	FY	Q4	FY	Q4	FY

2012 reported revenue	1,472.7	5,987.8	1,549.6	6,292.2	119.7	435.2	1,664.0	6,705.5
Storm related credits	33.2	33.2	33.2	33.2	0.1	0.1	33.3	33.3
Voice carrier settlement(a)	-	(12.6)	-	(12.9)	-	-	-	(12.9)
Adjusted 2012 revenue	1,505.9	6,008.4	1,582.8	6,312.5	119.8	435.3	1,697.3	6,725.9

2011 reported revenue	1,505.7	5,988.2	1,580.1	6,279.7	116.9	443.9	1,691.3	6,700.8
Storm related credits	0.5	0.7	0.5	0.7	0.1	0.5	0.6	1.2
Adjusted 2011 revenue	1,506.2	5,988.9	1,580.6	6,280.4	117.0	444.4	1,691.9	6,702.0

Reported change (%)	(2.2)%	-%	(1.9)%	0.2%	2.3%	(2.0)%	(1.6)%	0.1%
Adjusted change (%)	-%	0.3%	0.1%	0.5%	2.4%	(2.0)%	0.3%	0.4%

AOCF	CableTV		Telecom		Other		Total Co.
	Q4	FY	Q4	FY	Q4	FY	Q4	FY
2012 reported AOCF	368.9	1,967.8	401.2	2,103.2	(51.5)	(203.8)	349.6	1,899.3
Storm costs	105.5	105.5	107.6	107.6	1.6	1.6	109.2	109.2
Voice carrier settlement(a)	-	(12.6)	-	(12.9)	-	-	-	(12.9)
Contract termination cost(b)	9.4	9.4	9.4	9.4	-	-	9.4	9.4
2012 AOCF excluding items	483.8	2,070.1	518.2	2,207.3	(49.9)	(202.2)	468.2	2,005.0

2011 reported AOCF	635.7	2,360.9	672.1	2,495.9	(45.9)	(201.4)	626.2	2,294.5
Storm costs	4.9	20.8	4.9	20.8	0.1	0.3	5.0	21.1
Compensation adjustment(c)	(17.7)	(9.9)	(21.2)	(11.8)	(6.8)	(3.8)	(28.0)	(15.6)
Executive separation costs(d)	3.5	3.5	3.0	3.0	10.7	10.7	13.7	13.7
Programming adjustment(e)	(42.9)	(42.9)	(42.9)	(42.9)	-	-	(42.9)	(42.9)
2011 AOCF excluding items	583.5	2,332.4	615.9	2,465.0	(41.9)	(194.2)	574.0	2,270.8

Reported change (%)	(42.0)%	(16.7)%	(40.3)%	(15.7)%	(12.3)%	(1.2)%	(44.2)%	(17.2)%
Adjusted change (%)	(17.1)%	(11.3)%	(15.9)%	(10.5)%	(19.0)%	(4.1)%	(18.4)%	(11.7)%

Operating Income	CableTV		Telecom		Other		Total Co.
	Q4	FY	Q4	FY	Q4	FY	Q4	FY
2012 reported operating income	108.6	1,018.3	114.3	1,058.8	(85.0)	(299.3)	29.3	759.5
Storm costs	107.0	107.0	109.1	109.1	1.9	1.9	111.0	111.0
Voice carrier settlement(a)	-	(12.6)	-	(12.9)	-	-	-	(12.9)
Contract termination cost(b)	9.4	9.4	9.4	9.4	-	-	9.4	9.4
Adjusted 2012 operating income	225.0	1,122.1	232.8	1,164.4	(83.1)	(297.4)	149.7	867.0

2011 reported operating income	411.0	1,471.5	427.2	1,520.6	(80.9)	(292.0)	346.2	1,228.7
Storm costs	4.9	20.8	4.9	20.8	0.1	0.3	5.0	21.1
Compensation adjustment(c)	(17.7)	(9.9)	(21.2)	(11.8)	(6.8)	(3.8)	(28.0)	(15.6)
Executive separation costs(d)	2.8	2.8	1.9	1.9	9.8	9.8	11.7	11.7
Programming adjustment(e)	(42.9)	(42.9)	(42.9)	(42.9)	-	-	(42.9)	(42.9)
Adjusted 2011 operating income	358.1	1,442.3	369.9	1,488.6	(77.8)	(285.7)	292.0	1,203.0

Reported change (%)	(73.6)%	(30.8)%	(73.2)%	(30.4)%	(5.1)%	(2.5)%	(91.5)%	(38.2)%
Adjusted change (%)	(37.2)%	(22.2)%	(37.1)%	(21.8)%	(6.7)%	(4.1)%	(48.7)%	(27.9)%

Note:	All values in charts above represent dollars in millions unless otherwise labeled. Certain amounts may not recalculate due to intersegment eliminations and rounding.

(a)	Reflects the resolution of a voice access dispute related to prior years.
(b)	Contract termination cost related to an equipment purchase commitment.
(c)	Reflects accrual reversals and reductions in the fourth quarter of 2011 related to certain outstanding long term incentive plan awards.
(d)	Related to certain executive departures in the fourth quarter of 2011.
(e)	Reflects adjustment to estimated programming costs relating to prior periods, following renewals of programming contracts.

Non-GAAP Financial Measures
We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares, restricted stock units and stock options, the expense associated with an award that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles ("GAAP").  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 7 of this release.

We define Consolidated Free Cash Flow from Continuing Operations (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders.  We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

In addition, in the chart on page 4, the Company has provided details of certain items affecting the comparability of Revenue, net, AOCF and operating income for the three months and year ended December 31, 2012 to that of the comparable periods in 2011.  Management believes that this additional information, like AOCF representing non-GAAP financial measures, will assist analysts, investors and others in evaluating the Company’s performance.

COMPANY DESCRIPTION
Cablevision Systems Corporation is one of the nation's leading media and telecommunications companies. In addition to delivering its Optimum-branded cable, Internet, and voice offerings throughout the New York area, the Company owns and operates cable systems serving homes in four Western states.  Cablevision’s local media properties include News 12 Networks, MSG Varsity and Newsday Media Group.  Cablevision also owns and operates Clearview Cinemas.  Additional information about Cablevision is available on the Web at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Bret Richter
	Executive Vice President	Senior Vice President
	Media and Community Relations	Financial Strategy & Development
	(516) 803-1013	(516) 803-2270

Cablevision’s Website:  www.cablevision.com
The conference call will be webcast live today at 10:00 a.m. ET
Conference call dial-in number is (888) 694-4641/ Conference ID Number 96237881/ Conference call replay number (855) 859-2056/ Conference ID Number 96237881 until March 7, 2013.

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Revenues, net	$1,663,973	$1,691,253	$6,705,461	$6,700,848

Adjusted operating cash flow	$349,626	$626,224	$1,899,320	$2,294,500
Share-based compensation expense	(23,762)	(8,327)	(61,623)	(44,536)
Restructuring credits (expense)	709	(6,019)	770	(6,311)
Operating income before depreciation and amortization	326,573	611,878	1,838,467	2,243,653
Depreciation and amortization (including impairments)	297,276	265,641	1,078,957	1,014,974
Operating income	29,297	346,237	759,510	1,228,679
Other income (expense):
Interest expense, net	(173,572)	(184,029)	(719,671)	(745,706)
Gain on sale of affiliate interests, net	716	683	716	683
Gain on investments, net	35,178	60,362	294,235	37,384
Gain (loss) on equity derivative contracts, net	(26,922)	(37,402)	(211,335)	1,454
Gain (loss) on interest rate swap contracts, net	-	540	(1,828)	(7,973)
Loss on extinguishment of debt and write-off of deferred financing costs	(5,161)	(89,665)	(66,213)	(92,692)
Miscellaneous, net	491	535	1,770	1,265
Income (loss) from continuing operations before income taxes	(139,973)	97,261	57,184	423,094
Income tax benefit (expense)	56,307	(36,760)	(23,821)	(184,436)
Income (loss) from continuing operations	(83,666)	60,501	33,363	238,658
Income from discontinued operations, net of income taxes(a)	200,250	-	200,250	53,623
Net income	116,584	60,501	233,613	292,281
Net loss (income) attributable to noncontrolling interests	(46)	128	(90)	(424)
Net income attributable to Cablevision Systems Corporation stockholders	$116,538	$60,629	$233,523	$291,857

Basic net income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income (loss) from continuing operations	$(0.32)	$0.22	$0.13	$0.86
Income from discontinued operations, net of income taxes(a)	$0.78	$-	$0.76	$0.19
Net income	$0.45	$0.22	$0.89	$1.06
Basic weighted average common shares (in thousands)	258,348	270,049	262,258	276,369

Diluted net income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income (loss) from continuing operations	$(0.32)	$0.22	$0.12	$0.84
Income from discontinued operations, net of income taxes(a)	$0.78	$-	$0.75	$0.19
Net income	$0.45	$0.22	$0.87	$1.02
Diluted weighted average common shares (in thousands)	258,348	278,275	267,330	284,904

Amounts attributable to Cablevision Systems Corporation stockholders:
Income (loss) from continuing operations	$(83,712)	$60,629	$33,273	$238,234
Income from discontinued operations, net of income taxes(a)	200,250	-	200,250	53,623
Net income	$116,538	$60,629	$233,523	$291,857

(a)
The 2012 amount represents primarily the gain related to the settlement of the litigation with DISH Network.  The 2011 amount represents the net operating results of AMC Networks, including transaction costs, through June 30, 2011, the date of the AMC Networks Distribution.

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)
(Dollars in thousands, except per share data)
(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO
OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:

•	Depreciation and amortization (including impairments). This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.
•
Restructuring credits (expense).  This adjustment eliminates the credits or (expense) associated with restructuring activities related to the elimination of positions, facility realignment, asset impairments and other related activities in all periods.

•
Share-based compensation benefit (expense).  This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS(a)

	Twelve Months Ended December 31,
	2012	2011(b)

Net cash provided by operating activities(c)	$1,151,533	$1,397,729
Less: capital expenditures(d)	(1,075,255)	(814,807)
Consolidated free cash flow from continuing operations	$76,278	$582,922

(a)	See Non-GAAP Financial Measures on page 5 of this release for a definition and discussion of Free Cash Flow from Continuing Operations.
(b)	Operating results of AMC Networks Inc. for the six months ended June 30, 2011, the period prior to its distribution, are included in discontinued operations.
(c)
The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)	See page 13 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

REVENUES, NET

	Three Months Ended December 31,		%
	2012	2011	Change

Cable Television	$1,472,725	$1,505,733	(2.2)%
Lightpath	81,834	79,129	3.4%
Eliminations(a)	(4,910)	(4,781)	(2.7)%
Telecommunications	1,549,649	1,580,081	(1.9)%
Other(b)	119,661	116,915	2.3%
Eliminations(c)	(5,337)	(5,743)	7.1%
Total Cablevision	$1,663,973	$1,691,253	(1.6)%

	Twelve Months Ended December 31,		%
	2012	2011	Change

Cable Television	$5,987,820	$5,988,203	0.0%
Lightpath	323,776	310,976	4.1%
Eliminations(a)	(19,402)	(19,526)	0.6%
Telecommunications	6,292,194	6,279,653	0.2%
Other(b)	435,210	443,898	(2.0)%
Eliminations(c)	(21,943)	(22,703)	3.3%
Total Cablevision	$6,705,461	$6,700,848	0.1%

(a)	Represents intra-segment revenues.
(b)	Represents revenues primarily at Newsday, Clearview Cinemas, News 12 Networks, MSG Varsity, and Cablevision Media Sales Corp.
(c)	Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS (cont’d)
(Dollars in thousands)
(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended December 31,		%	Three Months Ended December 31,		%
	2012	2011	Change	2012	2011	Change

Cable Television	$368,913	$635,655	(42.0)%	$108,597	$411,026	(73.6)%
Lightpath	32,262	36,483	(11.6)%	5,736	16,133	(64.4)%
Telecommunications	401,175	672,138	(40.3)%	114,333	427,159	(73.2)%
Other(a)	(51,549)	(45,914)	(12.3)%	(85,036)	(80,922)	(5.1)%
Total Cablevision	$349,626	$626,224	(44.2)%	$29,297	$346,237	(91.5)%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Twelve Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2012	2011	Change	2012	2011	Change

Cable Television	$1,967,758	$2,360,875	(16.7)%	$1,018,314	$1,471,531	(30.8)%
Lightpath	135,409	135,038	0.3%	40,453	49,100	(17.6)%
Telecommunications	2,103,167	2,495,913	(15.7)%	1,058,767	1,520,631	(30.4)%
Other(a)	(203,847)	(201,413)	(1.2)%	(299,257)	(291,952)	(2.5)%
Total Cablevision	$1,899,320	$2,294,500	(17.2)%	$759,510	$1,228,679	(38.2)%

(a)
Includes unallocated corporate general and administrative costs and the operating results of Newsday, Clearview Cinemas, News 12 Networks, MSG Varsity, Cablevision Media Sales Corp. and certain other items.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF CABLE TELEVISION OPERATING STATISTICS
(Unaudited)

CABLE TELEVISION	December 31, 2012(a)	September 30, 2012	December 31, 2011
(in thousands)

Customer Relationships (b)	3,601	3,640	3,611
Video Customers	3,197	3,247	3,250
High-Speed Data Customers	3,055	3,060	2,965
Voice Customers	2,433	2,444	2,357

Serviceable Passings (in thousands)(c)	5,646	5,630	5,584

Penetration
Customer Relationships to Serviceable Passings	63.8%	64.6%	64.7%
Video Customers to Serviceable Passings	56.6%	57.7%	58.2%
High-Speed Data Customers to Serviceable Passings	54.1%	54.4%	53.1%
Voice Customers to Serviceable Passings	43.1%	43.4%	42.2%

Revenues for the three months ended
(dollars in millions)

Video(d)	$835	$862	$874
High-Speed Data	340	344	337
Voice	223	238	227
Advertising	48	41	41
Other(e)	27	26	27
Total Cable Television Revenue	$1,473	$1,511	$1,506

Average Monthly Cable Television Revenue per Customer Relationship (“RPC”)(f)	$135.61	$138.44	$138.77

Average Monthly Cable Television Revenue per Video Customer (“RPS”) (g)	$152.35	$154.83	$154.10

(a)
Includes a net reduction of approximately 11 thousand customer relationships, 10 thousand video, 9 thousand high-speed data and 7 thousand voice customers that were located in the areas most severely impacted by Superstorm Sandy who we have been unable to contact and those whose billing we have decided to suspend temporarily during restoration of their homes.  In addition, we suspended our normal collection efforts and non-pay disconnect policy during the storm and estimated the number of accounts that we believe would have been disconnected had we not suspended our policy.  Our customer counts as of December 31, 2012 have been reduced accordingly (27 thousand customer relationships, 24 thousand video, 23 thousand high-speed data and 19 thousand voice).

(b)	Represents the number of households/businesses that receive at least one of the Company's services.
(c)	Includes residential and commercial passings.
(d)	Includes equipment rental, DVR, video-on-demand and pay-per-view revenue.
(e)	Includes installation revenue, home shopping, advertising sales commissions and other product offerings.
(f)
RPC is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of customer relationships for the quarter.  RPC at December 31, 2012 reflects storm related credits of $33.2 million.

(g)
RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of video customers for the quarter.  RPS at December 31, 2012 reflects storm related credits of $33.2 million.

CABLEVISION SYSTEMS CORPORATION
CAPITALIZATION AND LEVERAGE
(Dollars in thousands)
(Unaudited)

CAPITALIZATION

December 31, 2012

Cash and cash equivalents	$364,503

Credit facility debt	$4,658,106
Senior notes and debentures	5,738,219
Collateralized indebtedness	556,152
Capital lease obligations and other	69,154
Debt	$11,021,631

LEVERAGE

Debt	$11,021,631
Less: Collateralized indebtedness of unrestricted subsidiaries(a)	556,152
Cash and cash equivalents	364,503
Net debt	$10,100,976

	Leverage Ratios(b)
Consolidated net debt to AOCF leverage ratio(a)(c)	7.3	x
Restricted Group leverage ratio (Credit Facility Test)(d)(e)	4.0	x
CSC Holdings notes and debentures leverage ratio(d)(e)	4.9	x
Cablevision senior notes leverage ratio(e)(f)	7.6	x
Bresnan leverage ratio(g)	5.9	x

(a)
Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the Company's only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)	Leverage ratios are based on face amount of outstanding debt.
(c)	AOCF is annualized based on the fourth quarter 2012 results, as reported.
(d)
Reflects the debt to cash flow ratios applicable under CSC Holdings’ credit facility debt agreement and senior notes indentures (which exclude Cablevision’s $2.9 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are primarily comprised of Bresnan and Newsday).  The annualized AOCF (as defined) used in the Restricted Group leverage ratio was $1.68 billion and in the CSC Holdings notes and debentures leverage ratio was $1.35 billion.

(e)	Includes CSC Holdings’ guarantee of Newsday LLC’s $650 million senior secured credit facility.
(f)
Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s $2.9 billion of senior notes plus the $754 million of senior notes Cablevision contributed to Newsday Holdings LLC.

(g)
Reflects the debt to cash flow ratio under the Bresnan Broadband Holdings, LLC credit facility debt agreement and senior notes indentures.  The annualized AOCF (as defined) used in the leverage ratio is $169.7 million.

 CABLEVISION SYSTEMS CORPORATION
CAPITAL EXPENDITURES
(Dollars in thousands)
(Unaudited)

CAPITAL EXPENDITURES

	Three Months Ended December 31,
	2012	2011

Consumer premise equipment	$68,666	$39,530
Scalable infrastructure	69,797	61,472
Line extensions	6,715	10,127
Upgrade/rebuild	8,278	11,523
Support	72,746	54,065
Total Cable Television	226,202	176,717
Lightpath	22,881	39,910
Total Telecommunications	249,083	216,627
Other(a)	16,929	23,702
Total Cablevision	$266,012	$240,329

	Twelve Months Ended December 31,
	2012	2011

Consumer premise equipment	$330,533	$203,107
Scalable infrastructure	324,952	217,066
Line extensions	33,097	40,240
Upgrade/rebuild	34,825	37,013
Support	208,458	156,698
Total Cable Television	931,865	654,124
Lightpath	93,460	106,163
Total Telecommunications	1,025,325	760,287
Other(a)	49,930	54,520
Total Cablevision	$1,075,255	$814,807

(a)	Other includes Newsday, Clearview Cinemas, News 12 Networks, MSG Varsity, Cablevision Media Sales Corporation and Corporate.